  As filed with the Securities and Exchange Commission on March 1, 1996
                                                    Registration No. 33- 62353


==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            _______________________

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            _______________________


                            THE GRAND UNION COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                         22-1518276
   (STATE OR OTHER JURISDICTION                           (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NUMBER)

                          201 WILLOWBROOK BOULEVARD
                         WAYNE, NEW JERSEY 07470-0966
          (ADDRESS, OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                                KENNETH R. BAUM
                            The Grand Union Company
                           201 Willowbrook Boulevard
                         Wayne, New Jersey 07470-0966
                                (201) 890-6000
             (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           __________________

                 Please send copies of all communications to:
                          WINTHROP G. MINOT, ESQUIRE
                                 Ropes & Gray
                            One International Place
                          Boston, Massachusetts 02110
                                (617) 951-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/





    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MARCH 1, 1996

PROSPECTUS                  THE GRAND UNION COMPANY

    COMMON STOCK                           12% SENIOR NOTES DUE SEPTEMBER 2004
    3,243,826 SHARES                            $178,373 PRINCIPAL AMOUNT


                                _______________

    This Prospectus covers the resale by certain holders (the "Selling Securityholders") of up to 3,243,826 shares of Common Stock (the "Common Stock") and $178,373 principal amount of 12% Senior Notes due September 1, 2004 (the "Senior Notes" and, collectively with the Common Stock offered hereby, the "Offered Securities") of The Grand Union Company (the "Company" or "Grand Union"). Grand Union will not receive any proceeds from the sales of the Offered Securities by the Selling Securityholders.


    The Senior Notes constitute unsecured obligations of the Company and would be subordinate to any existing or future secured indebtedness of the Company including, without limitation, the Company's existing bank credit facility in an aggregate principal amount of $204 million. The Company does not presently have outstanding, nor does it have any current arrangements to issue, any significant indebtedness which would be subordinate to the Senior Notes, and it is prohibited from doing so under its existing bank credit facility. The Senior Notes will mature on September 1, 2004 and accrue interest beginning September 1, 1995 at the rate of 12% per annum, payable semi-annually on March 1 and September 1, beginning March 1, 1996. The
Senior Notes are not redeemable at the option of the Company prior to September 1, 2000, except that up to 33-1/3 % of the principal amount of Senior Notes may be redeemed upon the payment of a premium ranging from 103% to 106% of the principal amount thereof plus accrued and unpaid interest to the redemption date with the proceeds of one or more issuances of equity securities prior to September 1, 1998. The Senior Notes are redeemable, in whole or in part, at the option of Grand Union, at any time, upon not less than 30 nor more than 60 days notice, on or after September 1, 2000 at redemption prices commencing at 104% of the principal amount thereof plus accrued and unpaid interest to the redemption date on September 1, 2000 and reducing to the principal amount thereof commencing September 1, 2002 plus accrued and unpaid interest to the redemption date.



    As of February 29, 1996, the closing price of the Common Stock on the NASDAQ National Market System was $6 1/16. Although the Senior Notes are not currently listed on an exchange, the New York Stock Exchange has authorized the listing of the Senior Notes subject to the effective registration of the Senior Notes under the Securities Exchange Act of 1934 (which registration has been requested to become effective simultaneously with the Registration Statement of which this Prospectus is a part). However, in view of the Company's recent emergence from bankruptcy, there can be no assurance that an active public market for the Common Stock or Senior Notes will develop or continue for the life of such securities.


    SEE RISK FACTORS FOR A DESCRIPTION OF CERTAIN RISKS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OR SENIOR NOTES.

                               _______________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURI-
    TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTA-
                 TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _________________

The Selling Securityholders named herein directly, through agents to be designated from time to time, or through dealers or underwriters also to be designated, may sell the Offered Securities from time to time in one or more transactions, on the New York Stock Exchange (in the case of the Senior Notes), on the National Market System of the NASD (in the case of the Common Stock), and otherwise in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale. To the extent required, the specific Offered Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution". By agreement, the Company will pay all the expenses of the registration of the Offered Securities by holders thereof other than underwriting discounts and commissions and transfer taxes, if any. Such expenses to be borne by the Company are estimated at $66,000.

    The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933
Act"), and any commissions received by them and any profit on the resale of the Offered Securities purchased by them may be deemed underwriting commissions or discounts under the 1933 Act.


                              _________________

                 The date of this Prospectus is March 1, 1996.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

    Grand Union is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission").

    Grand Union has filed with the Commission a Registration Statement (of which this Prospectus is a part) under the 1933 Act with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement. Certain portions of the Registration Statement have been omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

    The Registration Statement, the exhibits and schedules thereto, and the reports and other information filed by Grand Union with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    The Common Stock is traded on the National Association of Securities Dealers ("NASD") National Market System under the symbol GUCO. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1725 K Street, N.W., Washington, D.C. 20006. The Company plans to list the Senior Notes on the New York Stock Exchange, and has applied to have such listing become effective prior to or simultaneously with the Registration Statement of which this Prospectus is a part.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously or simultaneously filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated herein by reference and made a part hereof:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended April 1, 1995.

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended July 22, 1995.

    (c) The Company's Quarterly Report on Form 10-Q for the quarter ended October 14, 1995.

    (d) The Company's Quarterly Report on Form 10-Q for the quarter ended January 6, 1996.


    (e) The description of the Company's Common Stock, contained in the Company's Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.


    (f) The description of the Company's Senior Notes, contained in the Company's Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.


All documents subsequently filed by the Registrant pursuant to Section 13(a),
Section 13(c), Section 14 and Section 15(d) of the Exchange Act after the date of this Prospectus prior to the termination of the offering shall be deemed incorporated herein by reference from the date of filing of such documents.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents. Such documents may be obtained by writing to The Grand Union Company, Investor Relations, 201 Willowbrook Boulevard, Wayne, New Jersey 07470-0966, or by calling (201) 890-6000.

    No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus relates solely to the Offered Securities and it may not be used or relied on in connection with any other offer or sale of securities of the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation in any state in which, or to any person to whom, it is unlawful to make such offer or solicitation.

                           THE GRAND UNION COMPANY

    Grand Union is a leading food retailer in the northeastern United States. Grand Union has been engaged in the food retailing business for 120 years, making it one of the oldest major retail food companies in the United States. Grand Union currently operates 230 supermarkets and food markets under the "Grand Union" name in six states.

   Grand Union is incorporated under the laws of the State of Delaware. Its principal executive offices are located at 201 Willowbrook Boulevard, Wayne, New Jersey 07470-0966 and its telephone number is (201) 890-6000.

                                 RISK FACTORS

    The following risk factors should be carefully considered together with the other information contained in this Prospectus in evaluating an investment in the Company and its business before deciding to purchase either the Common Stock or the Senior Notes offered hereby.

RECENT EMERGENCE FROM BANKRUPTCY

    The Company filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code on January 25, 1995 to effectuate the terms of a capital restructuring negotiated with the Company's major creditor groups. The Company's Chapter 11 Plan was confirmed by an order of the bankruptcy court dated May 31, 1995, and became effective on June 15, 1995. At the time of the Company's bankruptcy filing, cash flow from operations was not sufficient to fund the Company's debt service requirements and its capital expenditure program. For the terms of this restructuring, see the Company's most recent annual report incorporated herein by reference.

    As a result of the adoption of "fresh start" reporting for the periods subsequent to June 15, 1995, in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," the carrying values of the Company's assets and liabilities were adjusted to fair value, and the Company recorded an intangible asset of approximately $533 million, which represented the excess of a determined reorganization value over the fair value of the Company's assets. This intangible asset is being amortized over five years and will decrease net income or increase net loss by the amount amortized. For the twenty-nine week period ended January 6, 1996, this amortization amount was $59.4 million, and the net loss was $80.6 million.


HIGHLY LEVERAGED POSITION -- POSSIBLE INABILITY TO SERVICE DEBT



    As of January 6, 1996, the Company had total outstanding indebtedness of $855.1 million (including capital lease obligations), and thus continues to be highly leveraged. For fiscal 1996, the Company's aggregate cash debt service obligations and cash capital expenditures are expected to be $70 million ($100.0 million on an annual basis) and $42 million, respectively. There can be no assurance that the cash flow of the Company, after giving effect to operating requirements, will be adequate to fund fully the payment of interest when due and all capital expenditures contemplated in the Company's business plan.

    The ability of the Company to service its indebtedness and to repay or refinance its indebtedness at maturity may depend on its ability to raise sufficient new equity capital, or, possibly, on its ability to sell selected assets or the Company as a whole. There can be no assurance that such financing will be obtained, and that, even if obtained, will be on favorable terms, or that the Company will be able to be sold in whole or in part on terms that will yield sufficient proceeds to pay off the Company's obligations.

    There can be no assurance that the Company will be able to comply with the financial performance tests contained in the terms of certain of the Company's indebtedness. Failure to meet such financial tests or other covenants would result in a default thereunder, unless an appropriate amendment or waiver is obtained. If any such default were not remedied within the applicable grace period, lenders would be entitled to declare the amounts outstanding thereunder due and payable and to accelerate the payment of all such amounts, and certain lenders would be entitled to foreclose upon all of the tangible and intangible assets (including leases) of the Company and its subsidiaries. In February, 1996, the Company obtained from the lenders under its revolving credit agreement, a waiver and amendment to certain provisions of that agreement. The Company will seek additional waivers if and when necessary or appropriate.

    The degree to which the Company is leveraged could have important consequences to holders of the Common Stock and Senior Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its existing indebtedness, which materially decreases the funds available to the Company to finance its working capital, capital expenditures and general business operations; (iii) the terms of the Company's indebtedness impose significant financial and operating restrictions which, if violated, could permit the Company's creditors to accelerate payments thereunder; (iv) the Company is more highly leveraged than its principal competitors, which may place the Company at a competitive disadvantage; and (v) the Company's high degree of leverage may make it vulnerable to economic downturns and may limit its ability to withstand competitive pressures and adverse changes in government regulation and to capitalize on significant business opportunities.

    There can be no assurance that the Company's performance, the Company's ability to repay the Senior Notes and the value of the Common Stock will not be adversely affected by one or a combination of the above or other factors.

RECENT OPERATING PERFORMANCE


    In fiscal 1994, the Company reported a net loss attributable to common stock of approximately $134 million, which grew to approximately $179 million for fiscal 1995. The net loss attributable to common stock was $39 million (before the extraordinary gain on debt discharge), $30 million and $41 million for the first, second and third quarters of fiscal 1996, respectively, and $30 million, $36 million and $66 million for the first, second and third quarters of fiscal 1995, respectively. Also, in both fiscal 1995 and fiscal 1994, the Company experienced decreases in same-store sales. The first three quarters of fiscal 1996 showed a 1.2% decrease in same-store sales compared with the corresponding period of fiscal 1995. The Company expects to report operating losses in the future, principally as a result of the amortization of intangibles discussed above. The reporting of net losses could negatively affect the prices at which the Company's securities trade.



    The Company's Adjusted EBITDA and Adjusted EBITDA as a percentage of sales have decreased to $135.6 million and 5.7% for fiscal 1995, from $180.1 million and 7.3% for fiscal 1994; in addition, for the 40 week period ended January 6, 1996, Adjusted EBITDA and Adjusted EBITDA as a percentage of sales decreased to $108.4 million and 6.1%, from $120.7 million and 6.5% for the corresponding period of fiscal 1995. For these purposes, Adjusted EBITDA is defined as earnings before LIFO provision, depreciation and amortization, interest expense, income tax benefit, unusual items and extraordinary gain on debt discharge. The Company believes that Adjusted EBITDA is a useful supplemental disclosure, but recognizes that it is not a substitute for earnings or cash flow data required by generally accepted accounting principles. There can be no assurance that the Company will be able to generate sufficient cash flow from operations to meet its requirements for working capital, capital expenditures and, given its highly-leveraged capital structure, debt service.

COMPETITION

    The food retailing business is highly competitive. The Company competes with numerous national, regional and local supermarket chains, particularly A&P, Price Chopper, Hannaford Brothers, ShopRite, Pathmark, Foodtown and Stop & Shop. The Company also competes with convenience stores, stores owned and operated or otherwise affiliated with large food wholesalers, unaffiliated independent food stores, warehouse/merchandise clubs, discount drugstore chains and discount general merchandise chains. Some of the Company's competitors have greater financial resources than the Company and could use those resources to take steps which would adversely affect the Company's competitive position. In order to maintain its competitive position in the industry, the Company will be required to upgrade existing stores, open new and replacement stores, keep abreast of technology and continue to pursue a competitive pricing structure, all of which may require funds that exceed the Company's resources.

NECESSITY FOR, AND LIMITATIONS ON, CAPITAL EXPENDITURES

    The Company's future performance will be heavily dependent upon its ability to maintain a consistent and adequate level of capital expenditures. Such capital expenditures are necessary in order for the Company to maintain, as well as improve, its competitive position in critical markets.

    In recent years the Company has been unable to make desired amounts of capital expenditures due to its operating results and its debt service requirements. In addition, the financial resources provided for after the consummation of the Chapter 11 Plan may not be sufficient to fund the capital expenditures which are necessary to enable the Company to achieve a level of profitability which will allow the Company to service its debt, including the Senior Notes. Under the terms of the Company's indebtedness, restrictive financial and operating covenants and prohibitions limit the Company's ability to make capital expenditures.
Failure to make necessary capital expenditures could have an adverse effect on the Company's ability to remain competitive and on profitability.

SALES BY INSTITUTIONAL INVESTORS


    The Common Stock was issued in the Company's reorganization in exchange for the cancellation of certain high yield debt instruments, which had been held in significant amounts by institutional investors, including certain affiliates of Putnam Investments, Inc., which hold in the aggregate 3,243,826 shares, or approximately 32 percent of the Common Stock. See "Selling Securityholders." The charter and other governing documents of such institutional investors may require a minimum allocation of portfolio assets to high yield investments for which the Common Stock would not qualify and, in any event, the Common Stock may not be deemed to be a desirable investment for these institutional investors given their desire for current income. The potential need by these institutional investors to sell their shares of Common Stock so as to remain within their desired or permitted asset allocation structures may result in a decrease in the price of the Common Stock.



RANKING OF THE SENIOR NOTES



    The Senior Notes constitute unsecured obligations of the Company and would be subordinate to any existing or future secured indebtedness of the Company including, without limitation, the Company's existing bank credit facility in an aggregate principal amount of $204 million. The Company does not presently have outstanding, nor does it have any current arrangements to issue, any significant indebtedness which would be subordinate to the Senior Notes, and is prohibited from doing so under its existing bank credit facility.


ENVIRONMENTAL REGULATION AND LITIGATION

    The Company is subject to extensive regulation under environmental and occupational health and safety laws and regulations. In addition, the Comprehensive Environmental Response, Compensation and Liability Act generally imposes joint and several liability for clean-up and enforcement costs, without regard to fault on parties allegedly responsible for contaminations at a site. While the Company believes it has provided adequate reserves for its share of potential costs associated with the clean-up of hazardous substances at various sites no assurance can be given that the reserved amounts will be sufficient to satisfy the Company's obligations.

COLLECTIVE BARGAINING AGREEMENTS


    As of March 1, 1996, the Company had approximately 15,500 employees, of whom approximately 60% were employed on a part-time basis. Approximately 50% of the Company's employees are covered by collective bargaining agreements negotiated with eleven local unions. Substantially all of the employees covered by these collective bargaining agreements are employed at store locations. These contracts expire at various times through December 1999. The Company considers its labor relations satisfactory.


POTENTIAL ILLIQUIDITY OF SECURITIES

    The Common Stock is currently listed on the NASDAQ National Market System, and the Senior Notes are expected to be listed on the New York Stock Exchange. However, there can be no assurance that an active public market for the Common Stock or Senior Notes will develop or continue for the life of the Common Stock or Senior Notes. Future trading prices of the Common Stock and Senior Notes will depend on many factors, including, among other things, prevailing interest rates and general economic conditions. Accordingly, no assurance can be given as to the price at which any holder may sell the Common Stock or Senior Notes or whether a liquid market will exist at the time of any given sale.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds of the Offered Securities offered hereunder by the Selling Securityholders.

                      RATIO OF EARNINGS TO FIXED CHARGES


    For each of the fiscal years of the Company ending March 30, 1991 through April 1, 1995 and the 40 weeks ended January 6, 1996, earnings were inadequate to cover fixed charges. For this purpose, (i) earnings consist of earnings before income taxes, extraordinary items, the cumulative effect of accounting change and fixed charges and (ii) fixed charges consist of total interest expense plus the estimated interest component of operating leases. The coverage deficiency was $123.1 million for the 40 weeks ended January 6, 1996, $159.8 million in fiscal 1995, $87.6 million in fiscal 1994, $261.2 million in fiscal 1993, $52.5 million in fiscal 1992 and $60.0 million in fiscal 1991.


                           SELLING SECURITYHOLDERS

    The following table sets forth certain information with respect to the Selling Securityholders, including the number of shares of Common Stock and/or the principal amount of Senior Notes beneficially owned by, and being registered for, each Selling Securityholder's account. Since the Selling Securityholders may sell all or some of their Offered Securities, no estimate can be made of the aggregate amount of Common Stock or Senior Notes which would be owned by each Selling Securityholder upon completion of the offering to which this Prospectus relates.

    None of the Selling Securityholders holds any position or office with, has been employed by, or otherwise has a material relationship with the Company, or any of its predecessors or affiliates, other than as stockholders and creditors of the Company.

                                                              NUMBER OF SHARES OF COMMON
SELLING SECURITYHOLDER                                        STOCK BENEFICIALLY OWNED (1)
----------------------                                        ----------------------------
Putnam Capital Manager Trust -- PCM High Yield Fund                       157,742

Putnam Embassy Funds Ltd. Diversified Income Fund                          12,371
Putnam Asset Allocation Funds -- Balanced Portfolio                         9,986
Putnam High Yield Managed Trust                                            34,464
Putnam High Yield Trust                                                 1,688,769
Putnam Asset Allocation Funds -- Conservative Portfolio                     3,270
Ameritech Pension Trust                                                    15,348
Putnam High Yield Advantage Fund                                          322,554
Putnam High Income Convertible and Bond Fund                               23,860
US Bond Trust 94-03                                                        17,674
Putnam Asset Allocation Funds -- Growth Portfolio                           4,153
US Bond Trust 93                                                            8,837
Putnam Managed High Yield Trust                                            40,650
Southern Farm Bureau Annuity Insurance Company                             11,488
Putnam Convertible Opportunities and Income Fund                           20,000
US Bond Trust 91                                                            4,418
US Bond Trust 92                                                            4,418
Putnam Master Income Trust                                                 57,441
Putnam Premier Income Trust                                               136,975
Putnam Master Intermediate Income Trust                                    53,022
Putnam Diversified Income Trust                                           539,505
Putnam Capital Manager Trust -- PCM Diversified Income                     41,976
US Bond Trust 93-11                                                        26,511
Putnam Diversified Income Portfolio/Smith Barney Travelers Series Fund      1,325
Putnam Global Governmental Income Trust                                     7,069


---------------
(1) Does not include any shares which the named stockholder may receive in the future upon exercise of warrants received under the Chapter 11 Plan.


                                                            PRINCIPAL AMOUNT OF
SELLING SECURITYHOLDER                                      SENIOR NOTES OWNED
----------------------                                      --------------------
Carolyn T. Haas                                                   $11,000
James and Nancy W. Tibbetts                                       $11,000
Evelyn Sanz                                                        $5,000
Wilfred Varieur                                                   $30,000
Jack E. Sher                                                      $11,373
Steven Bagdan                                                     $30,000
Lyle and Phyllis Erblich                                           $5,000
Susan Margolin                                                     $9,000
Ann C. Baddock                                                     $5,000
Thomas R. Tibbetts                                                $11,000
Leopold W. Montanaro and Leonore A. Montanaro                     $50,000

                             PLAN OF DISTRIBUTION

  The Offered Securities may be sold from time to time by any of the Selling Securityholders on the New York Stock Exchange (in the case of the Senior Notes), on the National Market System of the NASD (in the case of the Common Stock), in the over-the-counter market, in negotiated transactions, through the writing of options on the shares of Common Stock, through the pledge of shares of Common Stock as collateral for margin accounts, or through a combination of such methods of sale. The Selling Securityholders may from time to time offer the Offered Securities through underwriters, dealers or agents, who may receive compensation in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Securityholders and/or the purchasers of Offered Securities for whom such underwriters, dealers or agents may act. The Selling Securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Securityholders and any dealers or agents that participate in the distribution of Offered Securities may be deemed to be underwriters as defined in the 1933 Act and any profit on the sale of Offered Securities by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the 1933 Act.

    To the extent required, the specific Offered Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

    The Offered Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Pursuant to NASD regulations, the compensation which may be received by any NASD member which sells securities for a Selling Securityholder may not exceed 8%.

    Pursuant to registration rights agreements executed between the Company and holders of the Common Stock and Senior Notes, the Company will pay substantially all the expenses incurred by the Selling Securityholders and the Company incident to the offering and sale of the Common Stock and Senior Notes to the public hereunder, but excluding any underwriting discounts, commissions or transfer taxes. Also pursuant to these agreements, the Company will indemnify the Selling Securityholders against certain liabilities in connection with the offering pursuant hereto including liabilities under the 1933 Act.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF DISTRIBUTION

    SEC registration fee . . . . . . . . . . . . . . . . . $15,201
    Legal fees and expenses* . . . . . . . . . . . . . . .  20,000
    Accounting fees and expenses*. . . . . . . . . . . . .  20,000
    Miscellaneous* . . . . . . . . . . . . . . . . . . . .  10,799

            Total Expenses . . . . . . . . . . . . . . . . $66,000

----------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Five Section 3 of the Restated Certificate of Incorporation of The Grand Union Company, requires that the Company indemnify directors and officers to the maximum extent permitted by Delaware law, and also, upon request, advance litigation expenses to directors and officers. Article Five
Section 4 provides that no director of the Company shall be liable for any breach of fiduciary duty, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to eliminate or limit the personal liability of a director to the Corporation and its stockholders for monetary damages for any breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.

    For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16. EXHIBITS

         TITLE OF EXHIBIT
         ----------------

2.1         Second Amended Chapter 11 Plan of Reorganization of The Grand
            Union Company ("Grand Union"), dated as of April 19, 1995 and confirmed by the United States Bankruptcy Court, District of
            Delaware, on May 31, 1995, incorporated by reference to Exhibit
            2.1 to Grand Union's Annual Report on Form 10-K for the fiscal year ended April 1, 1995 (the "Grand Union 1995 10-K").


2.2         Disclosure Statement for Second Amended Chapter 11 Plan of
            Reorganization of The Grand Union Company, dated April 19,
            1995, incorporated by reference to Exhibit T3E1 to the Grand
            Union Form T-3 dated May 8, 1995.

4.1         Indenture dated as of June 15, 1995, between Grand Union, as
            Issuer and IBJ Schroder Bank & Trust Company, as Trustee for the 12% Senior Notes due September 1, 2004, including form of the 12% Senior Note due 2004, incorporated by reference to Exhibit No. 4.2 to the Grand Union 1995 10-K.

4.2         Warrant Agreement dated as of June 15, 1995, between Grand
            Union and American Stock Transfer & Trust Company, as Warrant
            Agent for 300,000 Series 1 Warrants and 600,000 Series 2
            Warrants, incorporated by reference to Exhibit No. 4.5 to the Grand Union 1995 10-K.

4.3         Registration Rights Agreement dated as of June 15, 1995, among
            Grand Union and Each of the Persons Named in Schedule A thereto for the New Common Stock, incorporated by reference to Exhibit
            No. 4.6 to the Grand Union 1995 10-K.

4.4 Registration Rights Agreement dated as of June 15, 1995, by and among Grand Union and The Holders Named therein for the Registrable Notes, incorporated by reference to Exhibit No. 4.7 to the Grand Union 1995 10-K.

5.1         Opinion of Ropes & Gray re legality.

5.2         Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol re Senior
            Notes.


12.1        Statement re computation of ratios.


23.1        Consent of Price Waterhouse LLP.


ITEM 17.   UNDERTAKINGS


(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and
          (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 1 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of New Jersey, on the 1st day of March, 1996.



                                       THE GRAND UNION COMPANY
                                       By: /s/ Kenneth R. Baum
                                           -----------------------------------
                                           KENNETH R. BAUM
                                           SENIOR VICE PRESIDENT, CHIEF
                                           FINANCIAL OFFICER AND SECRETARY


    Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                             CAPACITY IN WHICH SIGNED                     DATE
---------                             ------------------------                     -----
    /s/ Joseph J. McCaig         Chief Executive Officer, President
-----------------------------    and Director (Principal Executive             March 1, 1996
JOSEPH J. MCCAIG                 Officer)

   * William A. Louttit          Executive Vice President, Chief
-----------------------------    Operating Officer and Director                March 1, 1996
WILLIAM A. LOUTTIT

    * Kenneth R. Baum            Senior Vice President, Chief
-----------------------------    Financial Officer and Secretary               March 1, 1996
KENNETH R. BAUM                  (Principal Financial Officer and
                                 Principal Accounting Officer)

   * Roger E. Stangeland
-----------------------------    Director                                      March 1, 1996
ROGER E. STANGELAND

    * Daniel E. Josephs
-----------------------------    Director                                      March 1, 1996
DANIEL E. JOSEPHS

    * William G. Kagler
-----------------------------    Director                                      March 1, 1996
WILLIAM G. KAGLER

  * Douglas T. McClure, Jr.
-----------------------------    Director                                      March 1, 1996
DOUGLAS T. MCCLURE, JR.

     * David Y. Ying
-----------------------------    Director                                      March 1, 1996
DAVID Y. YING

* By  /s/       Joseph J. McCaig          Date: March 1, 1996
---------------------------------------
  JOSEPH J. MCCAIG
  ATTORNEY-IN-FACT PURSUANT TO POWERS
  OF ATTORNEY PREVIOUSLY FILED WITH THIS
  REGISTRATION STATEMENT

                                 EXHIBIT INDEX

NUMBER     TITLE OF EXHIBIT                                                   PAGE
------     ----------------                                                   -----

2.1        Second Amended Chapter 11 Plan of Reorganization of The Grand
           Union Company ("Grand Union"), dated as of April 19, 1995 and confirmed by the United States Bankruptcy Court, District of
           Delaware, on May 31, 1995, incorporated by reference to Exhibit
           2.1 to Grand Union's Annual Report on Form 10-K for the fiscal year ended April 1, 1995 (the "Grand Union 1995 10-K").


2.2        Disclosure Statement for Second Amended Chapter 11 Plan of
           Reorganization of The Grand Union Company, dated April 19,
           1995, incorporated by reference to Exhibit T3E1 to the Grand
           Union Form T-3 dated May 8, 1995.

4.1        Indenture dated as of June 15, 1995, between Grand Union, as
           Issuer and IBJ Schroder Bank & Trust Company, as Trustee for the
           12% Senior Notes due September 1, 2004, including form of the
           12% Senior Note due 2004, incorporated by reference to Exhibit
           No. 4.2 to the Grand Union 1995 10-K.

4.2        Warrant Agreement dated as of June 15, 1995, between Grand
           Union and American Stock Transfer & Trust Company, as Warrant
           Agent for 300,000 Series 1 Warrants and 600,000 Series 2
           Warrants, incorporated by reference to Exhibit No. 4.5 to the Grand Union 1995 10-K.

4.3 Registration Rights Agreement dated as of June 15, 1995, among Grand Union and Each of the Persons Named in Schedule A thereto for the New Common Stock, incorporated by reference to Exhibit No. 4.6 to the Grand Union 1995 10-K.

4.4 Registration Rights Agreement dated as of June 15, 1995, by and among Grand Union and The Holders Named therein for the Registrable Notes, incorporated by reference to Exhibit No. 4.7 to the Grand Union 1995 10-K.

5.1        Opinion of Ropes & Gray re legality is filed herewith.

5.2        Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol re
           Senior Notes is filed herewith.

12.1       Statement re computation of ratios is filed herewith.

23.1       Consent of Price Waterhouse LLP is filed herewith.
